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                                     EXHIBIT 11.1

                        ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                        COMPUTATION OF INCOME PER COMMON SHARE

                                                THREE-MONTH PERIODS ENDED
                                              -----------------------------
                                              MAY 31, 1997     MAY 31, 1996
                                              ------------     ------------
INCOME PER COMMON AND EQUIVALENT SHARE

    Net income allocable to common and
     common equivalent shares                  $   88,121       $  163,837
                                               ----------       ----------
                                               ----------       ----------
    Weighted average number of
      common shares outstanding                 2,912,299        2,905,149
    Net effect of dilutive stock options
      based on the Treasury Stock Method
      using average market price                   11,081           41,763
                                               ----------       ----------
    Weighted average number of common
      and common equivalent shares
      outstanding                               2,923,380        2,946,912
                                               ----------       ----------
                                               ----------       ----------

INCOME PER COMMON
    AND COMMON EQUIVALENT SHARE                $      .03       $      .06
                                               ----------       ----------
                                               ----------       ----------

















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